EXHIBIT 99.4


                          GULFPORT ENERGY CORPORATION

    SHARES OF COMMON STOCK OFFERED PURSUANT TO RIGHTS DISTRIBUTED TO RECORD
                  STOCKHOLDERS OF GULFPORT ENERGY CORPORATION


To  Securities  Dealers,  Commercial  Banks,
Trust  Companies  and  Other  Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Gulfport Energy Corporation, a Delaware corporation ("Gulfport"), of shares of its common stock, par value $0.01 per share (the "Common Stock"), pursuant to transferable subscription rights (the "Rights") distributed to all holders of record ("Recordholders") of shares of Gulfport's Common Stock at the close of business on ____________, 2004 (the "Record Date"). The Rights are described in Gulfport's Prospectus dated ___________, 2004 (the "Prospectus").

     In the Rights Offering, Gulfport is offering an aggregate of approximately 10,000,000 shares of its Common Stock, as described in the Prospectus. The Rights will expire, if not exercised, at 5:00 p.m., Dallas time, on ___________, 2004, unless extended in the sole discretion of Gulfport (as it may be extended, the "Expiration Date"). Each Right allows the holder thereof to subscribe for one share of Common Stock (the "Basic Subscription Privilege") at the cash price of $_____ per share (the "Subscription Price").

     Each Right also carries with it the ability for the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Common Stock that have not been purchased by other Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic Subscription Privilege. See "The Rights Offering-Subscription Privileges" in the Prospectus.

     The Rights are evidenced by a transferable Rights certificate (a "Subscription Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for every 1.0146 shares of Common Stock owned by such beneficial owner as of the close of business on the Record Date. The Rights will be transferable until the close of business on the last trading day preceding the Expiration Date.

     We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

     Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise, transfer or sell their Rights. If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and Gulfport, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.



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     All  commissions,  fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by Gulfport or the Subscription Agent.

     Enclosed  are  copies  of  the  following  documents:

          1.     Prospectus;

          2. Instruction as to Use of Gulfport Energy Corporation Subscription Rights Certificates (including a Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Gulfport Energy Corporation);

          3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

          4.     Nominee  Holder  Certification;  and

          5. A return envelope addressed to UMB Bank, N.A., the Subscription Agent.

     Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment may result in your not being able to exercise your Rights. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

     Additional copies of the enclosed materials may be obtained from the Subscription Agent by calling (816) 860-3020.


                                          Very  truly  yours,

                                          GULFPORT  ENERGY  CORPORATION


     Nothing in the Prospectus or in the enclosed documents shall constitute you or any person as an agent of Gulfport Energy Corporation, the Subscription Agent or any other person making or deemed to be making offers of the securities issuable upon valid exercise of the Rights, or authorize you or any other person to make any statements on behalf of any of them with respect to the Offering except for statements expressly made in the Prospectus.